FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
February 14, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports 2011 Year-end Reserves;
Updates Production and Operations

Salt Lake City, February 14, 2012 – FX Energy, Inc. (NASDAQ: FXEN) reported proved oil and gas reserves for its combined Poland and domestic operations at year-end 2011 of 53.5 billion cubic feet equivalent (“Bcfe”).  This represents an increase from the 2010 year-end reserves of approximately 9.7 Bcfe or 22%.  The increase was due primarily to the Lisewo-1 discovery well that was completed in early 2011.  The Company’s independent reservoir engineer assigned the Lisewo-1 well proved reserves of 25 Bcf.  FX Energy owns a 49% interest in the Lisewo well, which is located in the Fences concession area.

The Company’s year-end 2011 proved plus probable (P50) reserves, which represent the most likely case, were 94.5 Bcfe, up 8% compared to 87.1 Bcfe at year-end 2010.  At year-end 2011 the pre-tax net present value (discounted at 10%) of the Company’s proved P50 reserves was $289 million.  This represents an increase of 18% from year-end 2010.  In addition to the increase in reserves from the Lisewo-1 well, the value of the Company’s reserves was also positively impacted by higher oil and gas prices.  The weighted average prices used to determine year-end 2011 reserves were $6.19 per thousand cubic feet of gas (Mcf) and $84.61 per barrel of oil (Bbl), compared to $5.51 per Mcf and $68.12 per Bbl for 2010.

“The value of our P50 reserves at the end of 2011 represents $5.48 per share in value to the Company,” said David Pierce, FX Energy’s CEO.  “Over 90% of this value comes from our interest in eight discoveries in our Fences area in Poland.  Clearly this is an area with enormous potential and we will be continuing our exploration efforts there this year with up to four additional wells planned for 2012,” said Pierce.

The following table represents the Company’s estimate of proved reserve quantities as of year-end 2011:

	Crude Oil		Natural Gas
	United States	Poland	United States	Poland
	(In thousand barrels of oil)		(In millions of cubic feet)

December 31, 2011:
Beginning of year	639	--	--	39,959
Extensions or discoveries	--	--	--	12,245
Revisions of previous estimates (1)	56	--	--	1,484
Production	(56)	--	--	(4,052)
End of year	639	--	--	49,636

Production Update

Daily production from the Company’s wells in Poland has grown from an average of 10 Mmcfe a day in 2010 to 12 Mmcfe per day in 2011.  So far in 2012 the production has increased to a daily rate of about 14 Mmcfe.  Work continues on the pipeline “bottleneck” south of  the Kromolice 1, Kromolice 2 and Sroda wells which, when completed in the second quarter of this year, is expected to take production to approximately 15 Mmcfe a day.  Another increase of roughly 2 Mmcfe per day is expected during the third quarter when production from the Winna Gora well is expected to come on line.

Current Operations

Fences Drilling
The first well in the Fences area this year will test a satellite structure near the Lisewo-1 discovery.  The well is in the tender process.  Drilling operations are expected to begin within the next 45 to 60 days.

Plawce-2 Frac
The Plawce-2 well was drilled in 2011 and encountered 480 meters of tight Rotliegend with no free water.  The three stage vertical frac of the well covering three intervals in the upper Rotliegend is planned for early second quarter 2012.

Kutno
The Kutno well is currently drilling at a depth of approximately 3,756 meters (12,019 feet).  This well is planned to test a massive Rotliegend structure at a depth of 21,000 feet.  The well is projected to reach total depth midyear 2012.  PGNiG will earn a 50% interest in the Kutno concession.

Alberta Bakken
The Company is currently testing the Anderson 14-29 well, a horizontal well drilled to a measured depth of 6,321 feet completed and fracced.  Future plans are to drill two vertical wells in the area beginning next month.  Following that, the Company plans to drill a 4,000-foot lateral and frac the BSO 15-13, which was drilled vertically late last year.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.  Actual production over time may be more or less than estimates of reserves, including proved and P50 or other reserve measures.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.